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                                                                      EXHIBIT 11


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)


                                                                                Nine months ended
                                                                                  September 30,
                                                                          -----------------------------
                                                                             2003                2002
                                                                           --------            --------

Net loss ..........................................................        $(27,461)           $(26,468)
                                                                           ========            ========
Weighted average shares of common stock outstanding ...............          55,424              54,407
Weighted average shares of common stock held for former
    Women.com stockholders ........................................             187                 193
Weighted average shares of common stock held for former
    Promotions.com stockholders ...................................               2                   7
                                                                           --------            --------
Adjusted weighted average shares of common stock outstanding
   used in computing basic and diluted net loss per share .........          55,613              54,607
                                                                           ========            ========
Basic and diluted net loss per share ..............................        $  (0.49)           $  (0.48)
                                                                           ========            ========
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